INVESTMENT ADVISORY AND SERVICE AGREEMENT

 AGREEMENT, made as of this 1st day of December, 1991, by and between FUNDAMENTAL INVESTORS, INC., a Maryland corporation (the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (the "Adviser").

  1. The Fund hereby employs the Adviser to furnish advice to the Fund with respect to the investment and reinvestment of the assets of the Fund. The Adviser hereby accepts such employment and agrees to render the services and to assume the obligations to the extent herein set forth, for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Fund.

  2. The Adviser agrees to provide supervision of the portfolio of the Fund and to determine what securities or other property shall be purchased or sold by the Fund, giving due consideration to the policies of the Fund as expressed in the Fund's Articles of Incorporation, By-Laws, Registration Statement under the Investment Company Act of 1940 (the "1940 Act"), Registration Statement under the Securities Act of 1933, and prospectus as in use from time to time, as well as to the factors affecting the Fund's status as a regulated investment company under the Internal Revenue Code.

 The Adviser shall provide adequate facilities and qualified personnel for the placement of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Fund. With respect to such transactions, the Adviser, subject to such directions as may be furnished from time to time by the Board of Directors of the Fund, shall endeavor as the primary objective to obtain the most favorable prices and executions of orders. Subject to such primary objective, the Adviser may place orders with brokerage firms which have sold shares of the Fund or which furnish statistical and other information to the Adviser, taking into account the value and quality of the brokerage services of such broker-dealers, including the availability and quality of such statistical and other information. Receipt by the Adviser of any such statistical and other information and services shall not be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to Section 5.

  3. The Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value and offering price per share. The Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without additional compensation from the Fund. The Adviser shall also, at its expense, provide the Fund with suitable office space (which may be in the offices of the Adviser); all necessary small office equipment and utilities; and general purpose accounting forms, supplies, and postage used at the offices of the Fund.

  4. The Fund shall pay all its expenses not assumed by the Adviser as provided herein. Such expenses shall include, but shall not be limited to, custodian, registrar, stock transfer and dividend disbursing fees and expenses; costs of the designing, printing and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance and redemption of shares of the Fund (including stock certificates, registration and qualification fees and expenses); legal and auditing expenses; compensation, fees, and expenses paid to directors; association dues; costs of stationery and forms prepared exclusively for the Fund; and costs of assembling and storing shareholder account data.

  5. The Fund shall pay to the Investment Adviser on or before the tenth day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, a fee ("Investment Advisory fee") based on the following annual rates:

  .39% on the first $800 million of net assets
  .336% on net assets from $800 million to $1.8 billion
  .30% on net assets from $1.8 billion to $3.0 billion
  .276% on net assets exceeding $3.0 billion

 The Investment Advisory fee shall be accrued daily on the basis of the number of calendar days in each year, by computing the net asset value of the Fund, in the manner provided by its Articles of Incorporation, as at the close of the New York Stock Exchange on each day on which said Exchange is open, and in the case of days on which said Exchange shall not be open, as at the close of the last preceding day on which said Exchange shall have been open.

 Upon any termination of this Agreement on a day other than the last day of the month in which termination occurs, the fee for such month of termination shall be the amount accrued up to the time of termination.

  6. The Adviser agrees to reduce the fee payable to it under this Agreement by the amount by which the ordinary operating expenses of the Fund for any fiscal year of the Fund, excluding interest, taxes and extraordinary expenses, shall exceed one percent of the average net assets of the Fund determined pursuant to Section 5. Costs incurred in connection with the purchase or sale of portfolio securities, including brokerage fees and commissions, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, shall be accounted for as capital items and not as expenses. Proper accruals shall be made by the Fund for any projected reduction hereunder and corresponding amounts shall be withheld from the fees paid by the Fund to the Adviser. Any additional reduction computed at the end of the fiscal year shall be deducted from the fee for the last month of such fiscal year, and any excess shall be paid to the Fund immediately after the fiscal year end, and in any event prior to the publication of the Fund's annual report, as a reduction of the fees previously paid during the fiscal year.

  7. Nothing contained in this Agreement shall be construed to prohibit the Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, or to prohibit affiliates of the Adviser from engaging in such businesses or in other related or unrelated businesses.

  8. The Adviser agrees that neither it nor any of its officers or directors will take any long or short position in the capital stock of the Fund, except that it or they may purchase shares of such capital stock for investment at the price at which such shares are available to the public at the moment of purchase.

  9. The Adviser shall have no liability to the Fund, or its shareholders, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

 10. This Agreement shall continue in effect until the close of business on March 31, 1993. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding shares of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties hereto.

 11. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund or by the vote of a majority of the outstanding shares of the Fund, on sixty days' written notice to the Adviser, or by the Adviser on like notice to the Fund. This Agreement may not be amended, transferred, assigned, sold, or in any manner hypothecated or pledged, without the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Fund, and it shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.

CAPITAL RESEARCH AND MANAGEMENT COMPANY
FUNDAMENTAL INVESTORS, INC.

By: ________________________________  By: ________________________________
    Walter P. Stern,                    Paul G. Haaga, Jr.,
    Chairman of the Board               Senior Vice President

By: ________________________________  By: ________________________________
    Isabelle V. Lindskoog,               Thomas E. Terry,
    Secretary                            Vice President and Secretary